Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc. One SE Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT Bill Walljasper (515) 965-6505

CASEY'S DISCLOSES INCREASED VALUE CREATION PLAN AND REPORTS THIRD QUARTER RESULTS
Outlines Plans for Enhanced Store Performance, Disciplined Capital Allocation Strategy, and
Board & Governance Updates
Discloses Same-Store Sales Expectations for FY 2021
Commitment to New $300 Million Share Repurchase Program Through FY 2020; $107 Million of Capacity Under Existing Authorization Expected to be Completed in First Half CY 2018

Ankeny, IA, March 7, 2018 - Casey’s General Stores, Inc. (“Casey’s” or the “Company”) (Nasdaq symbol CASY) today provided an update to shareholders regarding key initiatives to increase profitability, improve operational performance and enhance shareholder value, and also provided FY 2021 same-store sales expectations. In addition, the Company reported earnings results for the three months ended January 31, 2018.
“We are implementing key initiatives that will drive accelerated growth and profitability and deliver enhanced returns for shareholders,” said Terry W. Handley, President and Chief Executive Officer of Casey’s. “Together with the Board and governance changes Casey’s also announced today, we believe we are well positioned to transform our business to drive sustainable value in this rapidly evolving retail landscape.”
Fiscal Year 2021 Same-Store Sales Expectations
Casey’s is establishing the following same-store sales expectations for FY 2021:

•	Fuel Gallons: 4+%

•	Grocery & Other Merchandise: 6+%

•	Prepared Food & Foundation: 10+%
Enhanced Store Performance
Casey’s expects to enhance store performance primarily through three key initiatives:

•
Digital Engagement: The Casey’s digital engagement program will enable a seamless customer experience, both online and in-store, that offers new digital product categories and facilitates personalized marketing and rewards. Through this agile, customer-centric capability, Casey’s will deliver enhanced value to the customer by leveraging customer data and insights. Casey’s expects to begin realizing significant benefits, including same-store sales growth, in FY 2020.

•
Fleet Card: Led by a team with relevant implementation and execution experience, Casey’s fleet card program is expected to increase fuel sales by 2% in the first full year. This program will increase volumes over time and will drive increased store traffic. Casey’s expects to begin realizing fuel and in-store sales benefits by Q3 of FY 2019.

•
Price Optimization: Casey’s is transforming its marketing through price optimization initiatives for both fuel and in-store purchases. These initiatives, which will centralize Casey’s fuel pricing strategy and optimize its product pricing and assortment across all categories, are expected to provide increased visibility and precision to the Company’s pricing and promotion strategy. Casey’s expects to begin realizing benefits in FY 2019.

At the same time, Casey’s is continuing to focus on implementing its ongoing cost reduction measures and managing its operating expenses. The Company expects the cumulative savings of store-level operating expenditures to be $200 million by FY 2021, which it plans to reinvest into the key initiatives to increase shareholder value.
Disciplined Capital Allocation
Casey’s will continue its strong track record of delivering value to shareholders through its disciplined capital allocation strategy.

•
Reallocation of Capital: Casey’s plans to allocate additional capital in FY 2019 and beyond toward opportunities to increase shareholder value. In FY 2019, Casey’s anticipates at least $150 million of incremental capital available relative to FY 2018 due to reduced remodel and replacement requirements combined with anticipated tax reform benefits.

Casey’s capital allocation strategy will prioritize investment in high return growth and profitability initiatives, including its digital engagement and price optimization programs, as well as continued pursuit of disciplined store growth, strategic acquisition opportunities and returning capital to shareholders.

•
Returning Capital to Shareholders: Casey’s has a strong track record of returning capital to shareholders, including 17 consecutive years of dividend increases. Casey’s currently has approximately $107 million of capacity remaining under the Company’s existing share repurchase program as of January 31, 2018, and expects to complete the existing authorization in the first half of calendar year 2018. In addition, the Company has authorized a new $300 million share repurchase program through fiscal year 2020.

Board Additions, New Chairman and Governance Changes
In a separate press release today, Casey’s announced the appointment of three new independent directors and named independent director H. Lynn Horak the new Chairman of the Board of Directors. The Company also announced other governance changes, including the adoption of proxy access, majority voting in director elections (subject to shareholder approval) and implementation of director age and tenure limitations.
Third Quarter Results
Casey’s reported diluted earnings per share of $5.08 for the third quarter of fiscal 2018 ended January 31, 2018, compared to $0.58 per share for the same quarter a year ago. The enactment of the Tax Cuts and Jobs Act in December 2017 generated a one-time estimated tax benefit of $175 million in the third quarter, or approximately $4.60 per diluted earnings per share. "The broader convenience and food service operating environment remains very challenging. While the prepared food and fountain category has fallen short of our expectations, we continue to be an industry-leader of both fuel and inside same-store sales," said Handley. "In addition, we have completed our preliminary assessments and are aggressively moving forward with our digital engagement and price optimization programs. We believe these programs will significantly enhance our entire store base, creating substantial long-term shareholder value."
Fuel - The Company's fiscal 2018 guidance was to increase same-store gallons sold 1.0% to 2.0% with an average margin of 18.0 to 20.0 cents per gallon. For the quarter, same-store gallons sold were up 3.8% with an average margin of 18.6 cents per gallon. "We are encouraged by the continued strong movement of fuel gallons. It was our strongest same-store gallons sold quarter in the last two fiscal years," said Handley. "We are optimistic about additional opportunities to drive growth in this category, through price optimization and an expansion of our fleet card program." The Company sold 18.2 million renewable fuel credits for $14.6 million during the third quarter. Total gallons sold for the quarter were up 8.3% to 539.7 million gallons while gross profit dollars increased 12.3% to $100.3 million. Year to date, same-store gallons sold were up 2.4% with an average margin of 19.2 cents per gallon.
Grocery and Other Merchandise - The Company's fiscal 2018 guidance was to increase same-store sales 2.0% to 4.0% with an average margin of 31.0% to 32.0%. For the quarter, same-store sales were up 2.5% with an average margin of 31.9%, both within the annual guidance ranges. "The category has benefited from the investments made in expanding cooler doors through our larger format stores and the major remodel and replacement programs, as energy drinks and other package beverages continue to grow at a faster pace than the category as a whole," said Handley. For the third quarter, total grocery and other merchandise revenue increased 5.6% to $502.8 million, and gross profit dollars were up 8.1% to $160.2 million. Year to date, same-store sales were up 2.7% with an average margin of 31.9%. Total revenue for the first nine months was up 5.4% to $1.7 billion while total gross profit dollars increased 6.3% to $533.6 million.
Prepared Food and Fountain - The fiscal 2018 guidance was to increase same-store sales 2.0% to 4.0% with an average margin of 61.5% to 62.5%. Same-store sales for the quarter were up 1.7% with an average margin of 60.5%. "An increased competitive promotional and pricing environment in our market area has put adverse pressure on this category, especially pizza." said Handley. "Going forward, we will focus our promotional and pricing strategy on providing increased value to our customers. With our efforts to drive the digital engagement and price optimization programs underway, we are very optimistic about the future impact these programs will have on this category, and the stores as a whole." Total prepared food and fountain revenue increased 5.4% to $240.6 million in the third quarter while gross profit dollars grew 3.4% to $145.6 million. Year to date, total prepared food and fountain revenue was up 6.1% to $764.5 million, and total gross profit dollars were up 4.3% to $469.8 million. For the first nine months, same-store sales were up 2.6% with an average margin of 61.5%.
Operating Expenses - Casey's fiscal 2018 guidance was a 9.0% to 11.0% increase in total operating expenses. For the third quarter, total operating expenses increased 10.5% to $323.0 million. Year to date, total operating expenses increased 9.9% to $967.2 million. Operating expense increases were driven by several factors, including increases in employee-related costs from operating 66 more stores compared to last year, a $5.0 million increase in credit card fees and fuel expenses, a $3.3 million increase in health insurance costs, and a $2.0 million increase in consultant fees. Store level operating expenses for open stores not impacted by recent growth programs were up 2.9% for the quarter. "We will continue to be disciplined in managing operating expenses while making additional investments to capture opportunities that will create long-term shareholder value," added Handley.
Expansion - The Company's fiscal 2018 guidance was to build or acquire 90 to 120 stores, replace 30 existing locations, and complete 75 major remodels. At the end of the third quarter, the Company had built and opened 32 new stores, acquired 17 stores, completed 20 replacements, and remodeled 41 stores. In addition, there were 66 new stores, 14 replacement stores, and 33 major remodel stores under construction. Finally, the Company had 140 sites under agreement for new store construction and 14 acquisition stores under agreement to purchase. "We are excited to open our first store in the state of Michigan in the fourth quarter," said Handley. "This store is one of approximately 50 new stores we plan to open in the fourth quarter."
Share Repurchase Program - During the third quarter of fiscal 2018, the Company repurchased 93,292 shares of its common stock under its open market share repurchase program for approximately $10.9 million, or an average price of $117.03 per share. As of January 31, 2018, the Company had a total remaining authorized amount for share repurchases of approximately $107 million related to the 2-year, $300 million share repurchase program initiated in March 2017.
Dividend - At its March meeting, the Board of Directors declared a quarterly dividend of $0.26 per share. The dividend is payable May 15, 2018 to shareholders of record on May 1, 2018.
Fiscal 2018 Guidance -Below is a summary of the previous and current fiscal 2018 guidance, further refined as we approach fiscal year end:

	Same-store Sales		Average Margin
	Previous	Current	Previous	Current
Fuel (Gallons and CPG)	1.0 - 2.0%	2.2 - 2.7%	18.0 - 20.0	18.5 - 19.5
Grocery and Other Merchandise	2.0 - 4.0%	2.0 - 3.0%	31.0 - 32.0%	31.5 - 32.0%
Prepared Food and Fountain	2.0 - 4.0%	2.0 - 3.0%	61.5 - 62.5%	61.0 - 61.5%
	Previous	Current
Operating Expenses	9.0 - 11.0%	9.5 - 10.5%
Depreciation and Amortization	13.0 - 15.0%	12.5 - 13.5%
Build or Acquire	90 - 120 stores	105-115 stores
Replacements	30 stores	30 stores
Major Remodels	75 stores	75 stores
****

Casey’s General Stores, Inc.
Condensed Consolidated
Statements of Income
(Dollars in thousands, except share and per share amounts) (Unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2018	2017	2018	2017
Total revenue	$2,054,603	$1,769,993	$6,302,087	$5,660,127
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	1,634,679	1,380,364	4,937,809	4,377,185
Operating expenses	323,041	292,321	967,237	879,738
Depreciation and amortization	57,042	51,152	163,568	145,682
Interest, net	13,470	10,559	37,821	31,174
Income before income taxes	26,371	35,597	195,652	226,348
Federal and state income taxes	(166,594)	12,762	(102,989)	78,941
Net income	$192,965	$22,835	$298,641	$147,407
Net income per common share
Basic	$5.13	$0.58	$7.87	$3.76
Diluted	$5.08	$0.58	$7.80	$3.72
Basic weighted average shares	37,579,497	39,194,671	37,932,071	39,183,388
Plus effect of stock compensation	372,643	463,445	369,842	466,380
Diluted weighted average shares	37,952,140	39,658,116	38,301,913	39,649,768

Casey’s General Stores, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	January 31, 2018	April 30, 2017
Assets
Current assets
Cash and cash equivalents	$138,711	$76,717
Receivables	41,507	43,244
Inventories	255,584	201,644
Prepaid expenses	7,197	9,179
Income tax receivable	33,236	19,901
Total current assets	476,235	350,685
Other assets, net of amortization	34,543	23,453
Goodwill	137,759	132,806
Property and equipment, net of accumulated depreciation of $1,591,644 at January 31, 2018 and $1,496,472 at April 30, 2017	2,804,644	2,513,158
Total assets	$3,453,181	$3,020,102
Liabilities and Shareholders’ Equity
Current liabilities
Notes payable to bank	$—	$900
Current maturities of long-term debt	15,369	15,421
Accounts payable	294,262	293,903
Accrued expenses	151,588	136,322
Total current liabilities	461,219	446,546
Long-term debt, net of current maturities	1,299,311	907,356
Deferred income taxes	324,572	440,124
Deferred compensation	16,488	15,784
Other long-term liabilities	21,788	19,672
Total liabilities	2,123,378	1,829,482
Total shareholders’ equity	1,329,803	1,190,620
Total liabilities and shareholders’ equity	$3,453,181	$3,020,102
Certain statements in this news release, including any discussion of management expectations for future periods, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements, including our ability to execute our value creation plan or to realize benefits therefrom. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Summary by Category (Amounts in thousands)
Three months ended 1/31/2018	Fuel	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Revenue	$1,297,340	$502,750	$240,618	$13,895	$2,054,603
Revenue less cost of goods sold (exclusive of depreciation and amortization)	$100,272	$160,150	$145,632	$13,870	$419,924
	7.7%	31.9%	60.5%	99.8%	20.4%
Fuel gallons	539,665
Three months ended 1/31/2017
Revenue	$1,053,990	$476,309	$228,278	$11,416	$1,769,993
Revenue less cost of goods sold (exclusive of depreciation and amortization)	$89,265	$148,099	$140,869	$11,396	$389,629
	8.5%	31.1%	61.7%	99.8%	22.0%
Fuel gallons	498,122

Summary by Category (Amounts in thousands)
Nine months ended 1/31/2018	Fuel	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Revenue	$3,824,571	$1,672,315	$764,456	$40,745	$6,302,087
Revenue less cost of goods sold (exclusive of depreciation and amortization)	$320,170	$533,647	$469,787	$40,674	$1,364,278
	8.4%	31.9%	61.5%	99.8%	21.6%
Fuel gallons	1,666,404
Nine months ended 1/31/2017
Revenue	$3,314,385	$1,587,281	$720,279	$38,182	$5,660,127
Revenue less cost of goods sold (exclusive of depreciation and amortization)	$292,755	$501,816	$450,250	$38,121	$1,282,942
	8.8%	31.6%	62.5%	99.8%	22.7%
Fuel gallons	1,565,302

Fuel Gallons						Fuel Margin
Same-store Sales						(Cents per gallon, excluding credit card fees)
	Q1	Q2	Q3	Q4	Fiscal Year		Q1		Q2		Q3		Q4		Fiscal Year
F2018	1.7%	1.9%	3.8%			F2018	19.3	¢	19.7	¢	18.6	¢
F2017	3.1	3.7	2.6	(0.5)%	2.1%	F2017	19.5		18.6		17.9		17.2	¢	18.4	¢
F2016	3.4	3.3	1.6	4.6	3.0	F2016	17.5		24.7		18.1		17.8		19.6

Grocery & Other Merchandise						Grocery & Other Merchandise
Same-store Sales						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2018	3.1%	2.5%	2.5%			F2018	31.9%	32.0%	31.9%
F2017	4.7	3.1	3.0	1.5%	2.9%	F2017	31.6	32.0	31.1	31.1%	31.5%
F2016	7.0	7.5	7.1	7.4	7.1	F2016	32.6	31.5	31.2	32.1	31.9

Prepared Food & Fountain						Prepared Food & Fountain
Same-store Sales						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2018	3.7%	2.1%	1.7%			F2018	62.5%	61.3%	60.5%
F2017	5.1	5.1	5.8	3.2%	4.8%	F2017	62.8	62.9	61.7	61.7%	62.3%
F2016	10.3	9.4	6.0	8.2	8.4	F2016	62.5	63.4	62.0	61.9	62.5

Corporate information is available at this Web site: http://www.caseys.com. Earnings will be reported during a conference call on March 7, 2018. The call will be broadcast live over the Internet at 9:30 a.m. CST. To access the call and corresponding investor presentation slides, go to the Press Releases and Webcasts section of our Web site at https://www.caseys.com/investor-relations/press-releases-and-webcasts. No access code is required. A webcast replay of the call will remain available in an archived format, along with the corresponding investor presentation slides, on the Press Releases and Webcasts section of our Web site at https://www.caseys.com/investor-relations/press-releases-and-webcasts until March 7, 2022.